Exhibit 99.1

NewsRelease

NYSE: WMB

Date:      July 28, 2004

Williams Completes Sale of Canadian Straddle Plants

     TULSA, Okla. – Williams (NYSE:WMB) has completed the sale of three straddle plants in Western Canada to Inter Pipeline Fund of Calgary for $715 million Canadian, or approximately $536 million cash in U.S. funds, subject to closing adjustments.

     In addition to the proceeds from the sale, the transaction will release approximately $30 million in U.S. funds of letters of credit and prepayments back to Williams by the end of the year.

     The sale includes Williams’ 100 percent ownership interest in the Cochrane and Empress II plants, and Williams’ 50 percent ownership interest in the Empress V facility. All three plants are located in southern Alberta.

     Williams expects to record an estimated pre-tax gain of $190 million in U.S. funds on the sale, which will be reported in discontinued operations in its third-quarter financial results.

     The sale of the straddle plants does not include Williams’ olefins business that extracts natural gas liquids and olefins from oil sands refining near Fort McMurray, Alberta. The liquids are then fractionated into various products at a Williams facility near Redwater, Alberta.

     Williams is scheduled to report its second-quarter 2004 financial results before the market opens on Aug. 5. Williams’ management will discuss the results during an analyst presentation to be webcast live beginning at 10 a.m. Eastern the same day.

     Participants are encouraged to access the presentation and corresponding slides via www.williams.com on Aug. 5. A limited number of phone lines also will be available at (800) 810-0924. International callers should dial (913) 981-4900. Callers should dial in at least 10 minutes prior to the start of the discussion.

About Williams (NYSE:WMB)

     Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan Williams (media relations) (918) 573-6932

Travis Campbell Williams (investor relations) (918) 573-2944

Richard George Williams (investor relations) (918) 573-3679

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     Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.